Exhibit 99.1


                        McGrath RentCorp Announces First
          Quarter Results; Q1 2005 EPS Increases 26% to $0.29; Company
              Reconfirms 2005 EPS Guidance Range of $1.45 to $1.55



    LIVERMORE, Calif.--(BUSINESS WIRE)--May 5, 2005--McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for communications, fiber optic and general purpose needs, today announced revenues for the quarter ended March 31, 2005, of $52.9 million, compared to $29.9 million in first quarter 2004. The Company reported net income of $7.2 million, or $0.29 per share, compared to $5.7 million, or $0.23 per share in first quarter 2004. During the first quarter of 2005, rental revenues increased 80% to $36.0 million largely attributable to the Company's TRS-RenTelco division. McGrath purchased substantially all of the general purpose and communications test equipment assets of Dallas-based TRS, a division of CIT Group Inc. (NYSE:CIT), on June 2, 2004. The Company's results for the first quarter 2005 include the results of TRS as part of the Company's TRS-RenTelco division.
    All share and per-share calculations in this press release reflect the previously announced 2-for-1 stock split, which took effect on March 25, 2005 and resulted in a proportional increase in the number of common shares outstanding.
    For the first quarter of 2005, the Company's Mobile Modular division experienced increased rental revenues of 13% over the first quarter of 2004 on continued strength in the educational market, contributing to a 10% increase of pre-tax income to $9.3 million. For TRS-RenTelco, rental revenues increased to $16.9 million from $3.2 million a year ago as a result of the TRS acquisition, contributing $1.9 million in pre-tax earnings.
    "Our 26% increase in first quarter EPS for 2005 over the same period last year reflects the impact of the TRS acquisition as well as the recurring rental stream from the increase in new classroom orders going on rent in the later half of 2004," stated Dennis Kakures, President & CEO.
    "This was our highest first quarter pre-tax income ever for our modular division, with gross margin on rents increasing approximately 15% over first quarter 2004. We continue to benefit from our focus on educational rentals in the geographic markets we serve. During the first quarter of 2005, our Florida modular initiative completed its first year of operations and produced favorable margins and profitability that were ahead of our expectations. Based on our results to date, we continue to be enthusiastic about the prospects for developing a meaningful educational rental business in Florida.
    "Our test equipment business, TRS-RenTelco, experienced slower business activity levels in the first quarter 2005, with rental revenues declining approximately 9% sequentially from fourth quarter 2004. From all indications, it appears that the test equipment industry as a whole had a challenging first quarter. However, we experienced a favorable increase in new rental bookings for April as we began seeing more projects coming online from our first quarter quoting activity as well as from new opportunities. In 2005, we are continuing our focus on lowering our depreciation expense as a percentage of rental revenues by targeting underutilized equipment for sale. We are also working hard at refining and executing on our business development strategies with a high focus on the deployment of the most effective marketing mediums to reach each of our target customer bases. If we are successful in these efforts, we believe we will see increasing profitability for TRS-RenTelco in 2005."

    FIRST QUARTER 2005 HIGHLIGHTS (AS COMPARED TO FIRST QUARTER 2004)

    -- Rental revenues increased 80% to $36.0 million. Within rental revenues, Mobile Modular increased 13% to $19.0 million, and TRS-RenTelco increased 425% to $16.9 million, primarily due to TRS's contribution.

    -- Sales revenues increased 116% to $11.0 million resulting primarily from increased sales volume by TRS-RenTelco. Higher sales volume combined with a lower gross margin percentage, 31.1% in 2005 compared to 38.0% in 2004, resulted in a gross profit increase of $1.5 million. Sales revenues can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment increased 255% to $11.6 million primarily due to the purchase of TRS rental assets.

    -- Operating cash flow increased 140% to $18.8 million, primarily due to the increase in operating income before depreciation, primarily as a result of the acquired TRS operations.

    -- Debt increased $4.8 million during the quarter to $156.7 million, with the Company's total liabilities to equity ratio decreasing from 1.84 to 1 at December 31, 2004 to 1.82 to 1 as of March 31, 2005. At March 31, 2005, the Company, under existing bank lines of credit, had capacity to borrow up to an additional $38.3 million.

    -- Dividend rate increased 27% to $0.14 per share for the first quarter 2005 as compared to $0.11 per share for the first quarter of 2004. On an annualized basis, this dividend represents a 2.5% yield on the May 4, 2005 close price of $22.65.

    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company reconfirms its 2005 full-year earnings per share to be in a range of $1.45 to $1.55 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of May 5, 2005. Actual 2005 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of April 13, 2005, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 5, 2005 to discuss the first quarter 2004 results. To participate in the teleconference, dial 1-800-240-4186 (international callers dial 1-303-262-2175). In addition, a live webcast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.) or 1-303-590-3300 (outside the U.S.). The pass code for the call replay is 11028069.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our expectations regarding the continued benefits from our focus on educational rentals in the geographical markets we serve, our prospects for developing a meaningful educational rental business in Florida, our belief that our business development strategies and our efforts to lower depreciation as a percentage of rents will increase profitability for TRS-RenTelco in 2005, our annualized dividend yield, and our 2005 full-year earnings per share guidance. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.



MCGRATH RENTCORP
Consolidated earnings, selected balance sheet and segment data follow:
(in thousands, except per share amounts)
----------------------------------------------------------------------
                                          Three Months Ended March 31
                                          ----------------------------
                                               2005          2004
----------------------------------------- -------------- -------------
REVENUES
-----------------------------------------
  Rental                                        $35,959       $20,023
  Rental Related Services                         5,275         4,544
                                          -------------- -------------
    Rental Operations                            41,234        24,567
  Sales                                          10,972         5,083
  Other                                             732           229
                                          -------------- -------------
       Total Revenues                            52,938        29,879
                                          -------------- -------------

COSTS AND EXPENSES
-----------------------------------------
  Direct Costs of Rental Operations
    Depreciation of Rental Equipment             11,565         3,261
    Rental Related Services                       3,571         2,675
    Other                                         7,245         4,644
                                          -------------- -------------
       Total Direct Costs of Rental
        Operations                               22,381        10,580
  Costs of Sales                                  7,564         3,151
                                          -------------- -------------
       Total Costs                               29,945        13,731
                                          -------------- -------------
             Gross Profit                        22,993        16,148
  Selling and Administrative                      9,561         6,057
                                          -------------- -------------
    Income from Operations                       13,432        10,091
  Interest                                        1,719           540
                                          -------------- -------------
    Income Before Provision for Income
     Taxes                                       11,713         9,551
                                          -------------- -------------
  Provision for Income Taxes                      4,451         3,811
                                          -------------- -------------
    Income Before Minority Interest               7,262         5,740
  Minority Interest in Income of
   Subsidiary                                        85             2
                                          -------------- -------------
    Net Income                                   $7,177        $5,738
                                          ============== =============
Earnings Per Share:
  Basic                                           $0.29         $0.24
  Diluted                                         $0.29         $0.23
Shares Used in Per Share Calculation:
  Basic                                          24,572        24,252
  Diluted                                        25,147        24,606


                                             March 31,   December 31,
BALANCE SHEET DATA                             2005          2004
----------------------------------------- -------------- -------------
Rental Equipment, net                          $370,856      $357,788
Total Assets                                    484,515       474,280
Notes Payable                                   156,676       151,888
Shareholders' Equity                            171,577       168,888


SEGMENT DATA (Unaudited)
----------------------------------------------------------------------
 (in thousands)           Modulars Electronics Enviroplex Consolidated
                          -------- ----------- ---------- ------------
 Three Months Ended
 March 31,
-------------------------
2005
 Rental Revenues          $19,026     $16,933        $--      $35,959
 Rental Related Services
  Revenues                  4,968         307         --        5,275
 Sales and Other Revenues   2,735       6,677      2,292       11,704
 Total Revenues            26,729      23,917      2,292       52,938
 Depreciation of Rental
  Equipment                 2,164       9,401         --       11,565
 Gross Profit              15,109       6,925        959       22,993
 Interest Expense
  (Income) Allocation       1,212         572        (65)       1,719
 Income before Provision
  for Income Taxes          9,293       1,936        484       11,713
 Rental Equipment
  Acquisitions             21,755       7,928         --       29,683
 Accounts Receivable, net
  (period end)             24,260      21,383      5,469       51,111
 Rental Equipment, at
  cost (period end)       359,820     150,389         --      510,209
 Rental Equipment, net
  book value (period end) 264,600     106,256         --      370,856
 Utilization (period
  end)(1)                    85.3%       61.6%
 Average Utilization(1)      85.7%       61.6%

2004
 Rental Revenues          $16,797      $3,226        $--      $20,023
 Rental Related Services
  Revenues                  4,420         124         --        4,544
 Sales and Other Revenues   1,904       2,114      1,294        5,312
 Total Revenues            23,121       5,464      1,294       29,879
 Depreciation of Rental
  Equipment                 2,006       1,255         --        3,261
 Gross Profit              13,270       2,366        512       16,148
 Interest Expense
  (Income) Allocation         519          63        (42)         540
 Income before Provision
  for Income Taxes          8,431       1,105         15        9,551
 Rental Equipment
  Acquisitions              4,350       1,292         --        5,642
 Accounts Receivable, net
  (period end)             22,433       3,887      2,985       29,305
 Rental Equipment, at
  cost (period end)       308,075      33,484         --      341,559
 Rental Equipment, net
  book value (period end) 217,386      15,508         --      232,894
 Utilization (period
  end)(1)                    84.2%       47.3%
 Average Utilization(1)      84.3%       46.3%
----------------------------------------------------------------------

1 Utilization is calculated each month by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. The average utilization for the period is calculated using the average costs of rental equipment.




    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925-606-9200